NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS, INC. ANNOUNCES A 47% EARNINGS INCREASE FOR 2010

WARSAW, N.Y., January 27, 2011 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”), the parent company of Five Star Bank, today announced financial results for the fourth quarter and year ended December 31, 2010. Net income was $5.1 million for the fourth quarter of 2010 compared with $5.4 million for the fourth quarter of 2009, bringing the Company’s net income for the full year 2010 to $21.3 million compared to $14.4 million in 2009. After preferred dividends, fourth quarter diluted earnings per share was $0.38 compared with $0.42 per share for the fourth quarter of 2009. On a year to date basis, diluted earnings per share increased $0.62 to $1.61 per share as compared to $0.99 per share for the same period last year.

Highlights for the fourth quarter of 2010 were as follows:

•	Net interest income increased for the 11th consecutive quarter, up $853 thousand or 4% compared to the fourth quarter of 2009

•	Total loans increased $22.7 million or 2% over third quarter 2010 and $84.7 million or 7% over fourth quarter 2009

•	Capital remains well above regulatory minimums, with a leverage ratio of 8.31% at December 31, 2010

•	Book value per common share increased to $14.48 at December 31, 2010, an increase of 8% from $13.39 at December 31, 2009

“I am very pleased with our 2010 results as our back-to-basics banking approach is truly paying off. We continue to be active lenders in our market place, which is driving our revenue growth, while maintaining solid asset quality. We have also been very focused on expense control. The combination of these initiatives has resulted in a 60% efficiency ratio for 2010,” stated Peter G. Humphrey, President and Chief Executive Officer.

The Company’s 2010 achievements included being named to the Sandler O’Neill Sm-All Stars list of the top performing publicly-traded small-cap banks and thrifts in the nation. Of the 503 banks and thrifts with a market cap of less than $2 billion, Financial Institutions, Inc. was one of only 32 selected for the 2010 Sm-All Stars list. Selection for the Sandler O’Neill list is based on growth, profitability, credit quality, and capital strength.

“We are proud to be named to this elite list of high performing small-cap banks and thrifts,” said Humphrey. “Receiving this distinct honor is a testament to our commitment to deliver long-term value to our customers, communities and shareholders.”

Net Interest Income and Net Interest Margin

Net interest income totaled $20.1 million for the three months ended December 31, 2010, an increase of $853 thousand or 4% over the fourth quarter of 2009 and up $275 thousand or 1% compared with the third quarter of 2010. The increase in net interest income compared to the fourth quarter of 2009 resulted primarily from lower funding costs. Average earning assets increased $102.2 million or 5% in the fourth quarter of 2010 compared with the fourth quarter last year, with most of the growth in the investment securities portfolio, and the indirect consumer and commercial mortgage loan portfolios. The increase in average indirect consumer loans reflected the Company’s continued expansion of its dealer network into the Capital District of New York State.

The net interest margin on a tax-equivalent basis was 4.01% in the fourth quarter of 2010, compared with 4.06% in the fourth quarter of 2009 and the third quarter of 2010. The Company’s yield on earning-assets decreased 29 basis points in the fourth quarter of 2010 compared with the same quarter last year. This was due to the effect of reinvesting cash flows in the low interest rate environment and a substantial portion of earning asset growth being concentrated in lower yielding mortgage-backed securities. The cost of interest-bearing liabilities decreased 27 basis points compared with the fourth quarter of 2009 due to continued downward changes in the Company’s interest-bearing deposit rates, a result of the continued re-pricing of the Company’s certificates of deposit.

Net interest income for the year ended December 31, 2010 totaled $78.8 million, an increase of $6.5 million or 9% compared with $72.3 million for the same period last year. Average earning assets increased $124.3 million during 2010 compared with last year, while the tax-equivalent net interest margin increased 3 basis points to 4.07% during the year ended December 31, 2010. A decrease of 26 basis points in the Company’s tax-equivalent earning-assets yield during 2010 was offset by a decrease of 36 basis points in the cost of interest-bearing liabilities.

Noninterest Income

Noninterest income totaled $5.3 million for the fourth quarter of 2010, compared to $5.2 million in the fourth quarter of 2009 and $5.1 million for the third quarter of 2010. Noninterest income totaled $19.5 million for the year ended December 31, 2010, compared to $18.8 million for the same period last year. The Company recognized net gains on the sale of investment securities of $169 thousand during 2010, compared to $3.4 million during 2009. Other than temporary impairment (“OTTI”) charges on investment securities totaled $594 thousand and $4.7 million for the years ended December 31, 2010 and 2009, respectively. Adjusted for the effect of net gains on sales and OTTI charges on investment securities, noninterest income for the full year 2010 decreased slightly by $153 thousand from the full year 2009.

Noninterest Expense

Noninterest expense was $16.4 million for the fourth quarter of 2010, an increase of $1.3 million or 8% from the fourth quarter of 2009 and up $1.4 million from the third quarter of 2010. During the fourth quarter of 2010 the Company recorded losses of approximately $1.0 million relating to irregular instances of fraudulent debit card activity. The Company took appropriate action to limit its exposure to the fraudulent activity and does not expect to incur further losses relating to these specific incidents.

For the full year 2010 noninterest expense was $60.9 million, a decrease of $1.9 million or 3% over the full year 2009. Salaries and employee benefits decreased $823 thousand or 2% compared with 2009, primarily from lower incentive compensation and pension benefit costs. FDIC assessments decreased $1.1 million or 31% compared with 2009 primarily due to a special assessment on all FDIC-insured banks in 2009. The special assessment for the Company was $923 thousand during the second quarter of 2009.

Balance Sheet

Total loans were $1.349 billion at December 31, 2010, up $22.7 million or 2% from September 30, 2010 and up $84.7 million or 7% from December 31, 2009. Total investment securities were $694.5 million at December 31, 2010, down $25.1 million or 3% from September 30, 2010 and up $74.5 million or 12% from December 31, 2009.

Deposits were $1.883 billion at December 31, 2010, a decrease of $63.5 million from the end of the third quarter and up $139.9 million compared with the end of 2009. The Company’s deposit mix remains favorably weighted in lower cost demand, savings and money market accounts, which comprised 60.7% of total deposits at the end of 2010.

“Our continued focus on meeting the financial needs of the communities we serve, through one of the most challenging periods in recent banking history, was rewarded with solid balance sheet growth in both loans and deposits, said Humphrey. “We remain committed to our communities and small businesses as we maintained our enviable Small Business Administration lender rankings. In terms of SBA loan originations, we’re ranked second in both the Buffalo and Rochester markets, and 38th nationally. These rankings demonstrate our commitment to serving our communities at a time when many larger banks tapered their small business support.”

Total shareholders’ equity was $212.1 million at December 31, 2010, a $4.0 million decrease from September 30, 2010, due to a $7.5 million decrease in accumulated other comprehensive income, partially offset by a net increase of $3.1 million in the Company’s retained earnings. The decrease in accumulated comprehensive income was primarily related to a decrease in unrealized gains on investment securities from $13.0 million to $3.1 million driven by an increase in interest rates. The Company’s tangible common equity as a percent of tangible assets was 5.56% as of December 31, 2010, with a tangible common book value per share of $11.06.

The Company’s leverage ratio improved to 8.31% at the end of the fourth quarter when compared to 7.96% at the end of 2009. The Company’s capital ratios comfortably exceed the regulatory thresholds required to be classified as a “well capitalized” institution as established by the Company’s primary banking regulators.

Asset Quality and Provision for Loan Losses

Non-performing assets were $8.9 million or 0.40% of total assets at December 31, 2010, up from $8.5 million at September 30, 2010 and down from $10.4 million at the end of last year. The ratio of non-performing loans to total loans was 0.56% at the end of the third and fourth quarters of 2010 versus 0.69% at December 31, 2009. This ratio continues to compare favorably to the average of our peer group, which was 3.71% of total loans at September 30, 2010, the most recent period for which information is available (Source: Federal Financial Institutions Examination Council — Bank Holding Company Performance Report as of September 30, 2010 — Top-tier bank holding companies having consolidated assets between $1 billion and $3 billion).

The provision for loan losses was $2.0 million for the fourth quarter of 2010, compared to $2.2 million for the third quarter of 2010 and $1.1 million in the fourth quarter of 2009. Net charge-offs were $1.2 million, or 0.37% annualized, of average loans, down from $4.3 million, or 1.30% annualized, of average loans in the third quarter of 2010 and up from $1.1 million, or 0.35% annualized, of average loans in the fourth quarter of 2009. As previously disclosed, the third quarter of 2010 included a $3.1 million charge-off related to one commercial business loan.

The allowance for loan losses was $20.5 million at December 31, 2010, compared with $19.7 million at September 30, 2010 and $20.7 million at December 31, 2009. The ratio of the allowance for loan losses to total loans was 1.52% at December 31, 2010, compared with 1.49% at September 30, 2010 and 1.64% at December 31, 2009. The ratio of allowance for loan losses to non-performing loans was 270% at December 31, 2010, compared with 268% at September 30, 2010 and 239% at December 31, 2009.

“Our disciplined underwriting standards are reflected by our strong asset quality ratios,” said Humphrey. “However, Five Star Bank’s quality is demonstrated not just in our measures of asset quality, but also by the solutions we provide our customers and the way we treat our customers. At Five Star, we continually strive to make banking easier and more enjoyable for our customers by offering a broad spectrum of products and services, delivered through an experienced and knowledgeable workforce.”

About Financial Institutions, Inc.

With over $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in the investment portfolio, and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

	2010				2009
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA
(Amounts in thousands)
Cash and cash equivalents:
Cash and due from banks	$38,964	73,354	43,326	38,081	42,874
Federal funds sold and interest-earning deposits	94	94	93	33,793	85

Total cash and cash equivalents	39,058	73,448	43,419	71,874	42,959
Investment securities:
Available for sale	666,368	687,955	651,533	648,667	580,501
Held-to-maturity	28,162	31,669	27,404	34,556	39,573

Total investment securities	694,530	719,624	678,937	683,223	620,074
Loans:
Commercial business	211,031	206,137	208,618	208,976	206,383
Commercial mortgage	352,930	340,307	334,043	331,870	330,748
Residential mortgage	132,718	137,376	139,112	142,406	144,636
Home equity	208,327	204,583	200,929	200,287	200,684
Consumer indirect	418,016	411,237	381,464	356,873	352,611
Other consumer	26,106	26,741	27,417	27,769	29,365

Total loans	1,349,128	1,326,381	1,291,583	1,268,181	1,264,427
Allowance for loan losses	20,466	19,732	21,825	20,586	20,741

Total loans, net	1,328,662	1,306,649	1,269,758	1,247,595	1,243,686
Total interest-earning assets (1) (2)	2,040,644	2,033,109	1,958,411	1,979,875	1,881,887
Goodwill	37,369	37,369	37,369	37,369	37,369
Total assets	2,214,307	2,249,531	2,142,931	2,156,055	2,062,389
Deposits:
Noninterest-bearing demand	350,877	345,257	328,937	308,822	324,303
Interest-bearing demand	374,900	398,682	370,584	409,094	363,698
Savings and money market	417,359	439,615	399,972	426,330	368,603
Certificates of deposit	739,754	762,843	722,452	705,628	686,351

Total deposits	1,882,890	1,946,397	1,821,945	1,849,874	1,742,955
Borrowings	103,877	66,736	93,654	83,454	106,390
Total interest-bearing liabilities	1,635,890	1,667,876	1,586,662	1,624,506	1,525,042
Shareholders’ equity	212,144	216,189	211,699	203,603	198,294
Common shareholders’ equity (3)	158,359	162,497	158,100	150,095	144,876
Tangible common shareholders’ equity (4)	120,990	125,128	120,731	112,726	107,507
Securities available for sale – fair value adjustment
included in shareholders’ equity, net of tax	$1,877	7,965	7,481	3,263	1,655
Common shares outstanding	10,937	10,931	10,942	10,920	10,820
Treasury shares	411	417	406	428	528
CAPITAL RATIOS
Leverage ratio	8.31%	8.66	8.45	8.32	7.96
Tier 1 risk-based capital	12.34%	12.68	12.73	12.37	11.95
Total risk-based capital	13.60%	13.93	13.99	13.63	13.21
Common equity to assets	7.15%	7.22	7.38	6.96	7.02
Tangible common equity to tangible assets (4)	5.56%	5.66	5.73	5.32	5.31
Common book value per share	$14.48	14.87	14.45	13.74	13.39
Tangible common book value per share (4)	$11.06	11.45	11.03	10.32	9.94

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Year ended		2010				2009
	December 31,		Fourth	Third	Second	First	Fourth
	2010	2009	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA
(Dollar amounts in thousands)
Interest income	$96,509	94,482	24,297	24,186	24,202	23,824	24,390
Interest expense	17,720	22,217	4,229	4,393	4,526	4,572	5,175

Net interest income	78,789	72,265	20,068	19,793	19,676	19,252	19,215
Provision for loan losses	6,687	7,702	1,980	2,184	2,105	418	1,088

Net interest income after provision
for loan losses	72,102	64,563	18,088	17,609	17,571	18,834	18,127

Noninterest income:
Service charges on deposits	9,585	10,065	2,325	2,528	2,502	2,230	2,585
ATM and debit card	3,995	3,610	961	1,046	1,054	934	971
Broker-dealer fees and commissions	1,283	1,022	281	263	359	380	281
Company owned life insurance	1,107	1,096	285	271	282	269	290
Loan servicing	1,124	1,308	437	267	140	280	277
Net gain on sale of loans held for sale	650	699	276	197	115	62	154
Net gain on investment securities	169	3,429	30	70	63	6	501
Impairment charge on investment securities	(594)	(4,666)	(68)	—	—	(526)	(565)
Net (loss) gain on other assets	(203)	180	(17)	(188)	—	2	3
Other	2,338	2,052	764	677	451	446	686

Total noninterest income	19,454	18,795	5,274	5,131	4,966	4,083	5,183

Noninterest expense:
Salaries and employee benefits	32,811	33,634	8,389	8,131	8,044	8,247	8,213
Occupancy and equipment	10,818	11,062	2,641	2,736	2,670	2,771	2,773
FDIC assessments	2,507	3,651	642	629	634	602	625
Computer and data processing	2,487	2,340	749	552	615	571	583
Professional services	2,197	2,524	579	534	478	606	552
Supplies and postage	1,772	1,846	454	442	431	445	432
Advertising and promotions	1,121	949	244	338	352	187	299
Other	7,204	6,771	2,675	1,574	1,646	1,309	1,640

Total noninterest expense	60,917	62,777	16,373	14,936	14,870	14,738	15,117

Income before income taxes	30,639	20,581	6,989	7,804	7,667	8,179	8,193
Income tax expense	9,352	6,140	1,891	2,141	2,469	2,851	2,756

Net income	$21,287	$14,441	5,098	5,663	5,198	5,328	5,437

Preferred stock dividends	3,725	3,697	933	932	931	929	927
Net income applicable to
common shareholders	$17,562	$10,744	4,165	4,731	4,267	4,399	4,510

STOCK AND RELATED PER SHARE DATA
Net income per share – basic	$1.62	0.99	0.38	0.44	0.39	0.41	0.42
Net income per share – diluted	$1.61	0.99	0.38	0.43	0.39	0.40	0.42
Cash dividends declared on common stock	$0.40	0.40	0.10	0.10	0.10	0.10	0.10
Common dividend payout ratio (5)	24.69%	40.40	26.32	22.73	25.64	24.39	23.81
Dividend yield (annualized)	2.11%	3.40	2.09	2.25	2.26	2.77	3.37
Stock price (Nasdaq: FISI):
High	$20.74	15.99	20.74	19.94	19.48	15.40	12.25
Low	$10.91	3.27	16.80	14.14	14.07	10.91	9.71
Close	$18.97	11.78	18.97	17.66	17.76	14.62	11.78

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Year ended		2010				2009
	December 31,		Fourth	Third	Second	First	Fourth
	2010	2009	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES
(Amounts in thousands)
Federal funds sold and interest-earning deposits	$5,034	37,214	646	842	4,479	14,366	16,457
Investment securities (1)	680,756	609,606	704,140	668,175	692,162	658,181	657,299
Loans (2):
Commercial business	206,167	204,235	205,360	206,071	208,327	204,905	211,626
Commercial mortgage	338,149	306,763	346,630	337,992	334,253	333,579	326,313
Residential mortgage	138,954	161,055	133,765	137,451	140,946	143,780	146,853
Home equity	202,189	193,929	206,291	202,621	199,865	199,903	199,367
Consumer indirect	382,977	313,239	416,315	397,161	364,801	352,778	349,231
Other consumer	26,950	30,791	26,081	26,541	27,060	28,145	29,903

Total loans	1,295,386	1,210,012	1,334,442	1,307,837	1,275,252	1,263,090	1,263,293
Total interest-earning assets	1,981,176	1,856,832	2,039,228	1,976,854	1,971,893	1,935,637	1,937,049
Goodwill	37,369	37,369	37,369	37,369	37,369	37,369	37,369
Total assets	2,166,596	2,033,916	2,230,381	2,163,633	2,158,912	2,112,192	2,117,775
Interest-bearing liabilities:
Interest-bearing demand	382,517	365,873	389,792	360,947	386,703	392,896	374,787
Savings and money market	414,953	383,697	434,911	402,601	420,774	401,294	400,966
Certificates of deposit	726,330	685,259	750,919	749,021	715,168	689,284	697,292
Borrowings	86,147	90,005	76,621	83,634	89,753	94,811	114,721

Total interest-bearing liabilities	1,609,947	1,524,834	1,652,243	1,596,203	1,612,398	1,578,285	1,587,766
Noninterest-bearing demand deposits	329,853	293,852	344,387	336,591	324,790	313,227	308,491
Total deposits	1,853,653	1,728,681	1,920,009	1,849,160	1,847,435	1,796,701	1,781,536
Total liabilities	1,955,285	1,839,576	2,011,654	1,947,549	1,951,241	1,909,662	1,919,352
Shareholders’ equity	211,311	194,340	218,727	216,084	207,671	202,530	198,423
Common equity (3)	157,716	141,102	164,999	162,448	154,122	149,066	145,055
Tangible common equity (4)	$120,347	103,593	127,630	125,079	116,753	111,697	107,654
Common shares outstanding:
Basic	10,767	10,730	10,783	10,778	10,761	10,746	10,742
Diluted	10,845	10,769	10,909	10,870	10,846	10,801	10,785
SELECTED AVERAGE YIELDS/
RATES AND RATIOS
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.21%	0.22	0.22	0.23	0.20	0.21	0.22
Investment securities	3.31%	4.00	3.00	3.30	3.44	3.47	3.55
Loans	5.86%	6.01	5.80	5.79	5.88	5.97	6.00
Total interest-earning assets	4.97%	5.23	4.83	4.95	5.01	5.08	5.12
Interest-bearing demand	0.18%	0.21	0.18	0.18	0.19	0.20	0.20
Savings and money market	0.27%	0.28	0.26	0.27	0.28	0.28	0.30
Certificates of deposit	1.79%	2.51	1.66	1.75	1.83	1.95	2.20
Borrowings	3.33%	3.47	3.28	3.12	3.55	3.34	2.84
Total interest-bearing liabilities	1.10%	1.46	1.02	1.09	1.13	1.17	1.29
Net interest rate spread	3.87%	3.77	3.81	3.86	3.88	3.91	3.83
Net interest rate margin	4.07%	4.04	4.01	4.06	4.09	4.12	4.06
Net income (annualized returns on):
Average assets	0.98%	0.71	0.91	1.04	0.97	1.02	1.02
Average equity	10.07%	7.43	9.25	10.40	10.04	10.67	10.87
Average common equity (6)	11.14%	7.61	10.01	11.55	11.11	11.97	12.33
Average tangible common equity (7)	14.59%	10.37	12.94	15.01	14.66	15.97	16.62
Efficiency ratio (8)	60.36%	65.52	62.98	59.05	59.16	60.31	59.93

FINANCIAL INSTITUTIONS, INC.
Summary of Quarterly Financial Data (Unaudited)

			Quarterly Trends
	Year ended		2010				2009
	December 31,		Fourth	Third	Second	First	Fourth
	2010	2009	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA
(Dollar amounts in thousands)
Nonaccrual loans	$7,579	6,822	7,579	7,364	11,304	6,685	6,822
Accruing loans past due 90 days or more	3	1,859	3	1	61	2	1,859

Total non-performing loans	7,582	8,681	7,582	7,365	11,365	6,687	8,681
Foreclosed assets	741	746	741	463	500	771	746
Non-performing investment securities	572	1,015	572	648	646	661	1,015

Total non-performing assets	$8,895	10,442	8,895	8,476	12,511	8,119	10,442

Allowance for loan losses	$20,466	20,741	20,466	19,732	21,825	20,586	20,741
Provision for loan losses	6,687	7,702	1,980	2,184	2,105	418	1,088
Net loan charge-offs	$6,962	5,710	1,246	4,277	866	573	1,129
Net charge-offs to average loans (annualized)	0.54%	0.47	0.37	1.30	0.27	0.18	0.35
Total non-performing loans to total loans	0.56%	0.69	0.56	0.56	0.88	0.53	0.69
Total non-performing assets to total assets	0.40%	0.51	0.40	0.38	0.58	0.38	0.51
Allowance for loan losses to total loans	1.52%	1.64	1.52	1.49	1.69	1.62	1.64
Allowance for loan losses to
non-performing loans	270%	239	270	268	192	308	239

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) Excludes preferred shareholders’ equity, goodwill and other intangible assets.

(5) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(6) Net income available to common shareholders divided by average common equity.

(7) Net income available to common shareholders divided by average tangible equity.

(8) Efficiency ratio equals noninterest expense less other real estate expense and amortization of intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains and impairment charges on investment securities.